As filed with the Securities and Exchange Commission on September 3, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

REVLON, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3662955
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
237 Park Avenue
New York, New York 10017
(212) 527-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert K. Kretzman, Esq.
Executive Vice President, Chief Legal Officer and
General Counsel
Revlon, Inc.
237 Park Avenue
New York, New York 10017
(212) 527-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12(b) of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum offering price per unit	Proposed maximum aggregate offering
Title of each class of securities to be registered	registered (1)	(2)	price (2)	Amount of registration fee
Class A common stock, par value $0.01 per share	12,192,398	$10.885	$132,714,252.23	$9,462.53

(1)	These shares are currently owned by the stockholders named in this Registration Statement and have been pledged or may be subject to a pledge as collateral in connection with certain loans. These shares may be offered from time to time at currently indeterminate prices by the secured parties to which the shares are pledged in the event the secured parties foreclose on these shares. In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average high and low prices of the Class A common stock on August 31, 2010, as reported on the New York Stock Exchange.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 3, 2010
Prospectus
REVLON, INC.
12,192,398 Shares
Class A Common Stock

          MacAndrews & Forbes (as defined below) beneficially owns, directly and indirectly, 37,544,640 shares of our Class A common stock, par value $0.01 per share. As of the date of this prospectus, the 12,192,398 shares of Class A common stock covered by this prospectus are held by NDX Holdings One LLC (“NDX”), a wholly-owned subsidiary of MacAndrews & Forbes Holdings Inc. (together with certain of its affiliates other than us, “MacAndrews & Forbes”), or will be held by NDX after being transferred from MacAndrews & Forbes. NDX may pledge up to 12,192,398 of these shares to Natixis, New York Branch as collateral agent for itself and other secured creditors to secure the obligations of NDX in connection with certain loans, which loans are unrelated to MacAndrews & Forbes’ investment in us. MacAndrews & Forbes, our majority stockholder, has requested we register the pledged shares to fulfill its obligation under such loans.
          This prospectus and the registration statement of which it forms a part is not intended to be used, nor may it be used, by MacAndrews & Forbes to sell any shares. This prospectus and the registration statement of which it forms a part is solely for use by the Secured Parties (as defined below) and may only be used by the Secured Parties in the event they foreclose on the pledged shares.
          MacAndrews & Forbes may from time to time pledge shares of Class A common stock to secure obligations in connection with future loans. In this prospectus, we refer to Natixis, New York Branch and the other secured creditor pledgees in connection with the NDX loans and the secured creditor pledgees under any such future MacAndrews & Forbes’ loans as the “Secured Parties.”
          Investing in our Class A common stock involves risks, including the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission, or the SEC, on February 25, 2010, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and/or any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as discussed on page 2 of this prospectus.

          Our Class A common stock is listed on the New York Stock Exchange under the symbol “REV.”

          NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is September 3, 2010

Page
ABOUT THIS PROSPECTUS	1
OUR COMPANY	1
RISK FACTORS	2
WHERE YOU CAN FIND MORE INFORMATION	3
FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	5
SELLING STOCKHOLDERS	6
REGISTRATION RIGHTS AGREEMENT	7
DESCRIPTION OF CAPITAL STOCK	8
DIVIDEND POLICY	12
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	16
EXPERTS	16
EX-5.1
EX-23.1
EX-24.1
EX-24.2
EX-24.3
EX-24.4
EX-24.5
EX-24.6
EX-24.7
EX-24.8
EX-24.9
EX-24.10
EX-24.11

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ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. In the event the Secured Parties foreclose on the shares of our Class A common stock covered by this prospectus, the Secured Parties, as described under “Selling Stockholders” on page 6 of this prospectus, may offer from time to time up to an aggregate of 12,192,398 shares of our Class A common stock in one or more offerings. This prospectus provides you with a general description of our Class A common stock. In connection with the offering of Class A common stock by the Secured Parties, if any, a prospectus supplement containing specific information about the terms of that offering may be provided by the Company, if required. Any prospectus supplement may add to or update information contained in this prospectus.
          No person is authorized to give any information, or make any statement, regarding the Company or the offering or represent anything not contained in this prospectus and any accompanying prospectus supplement. The shares covered by this prospectus have been registered by us for offer and sale by the Secured Parties only in places where such offers and sales are permitted. All information in this prospectus regarding MacAndrews & Forbes, NDX, the Secured Parties and the related loans has been provided to us by MacAndrews & Forbes for use herein. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement or information incorporated by reference herein or therein, is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. We urge you to read this prospectus together with additional information described under “Where You Can Find More Information” on page 3 and, if applicable, any accompanying prospectus supplement.
          In this prospectus, the terms “Revlon”, “the Company,” “we,” “our,” “ours” and “us” refer to Revlon, Inc. and Revlon Consumer Products Corporation, Revlon, Inc.’s direct wholly-owned operating subsidiary, and to the subsidiaries of Revlon Consumer Products Corporation, except that in the discussion of the capital stock and related matters, these terms refer solely to Revlon, Inc. and not to Revlon Consumer Products Corporation or any of its subsidiaries. References to “Products Corporation” are to Revlon Consumer Products Corporation and its subsidiaries.
OUR COMPANY
          Revlon conducts its business exclusively through Products Corporation, which manufactures, markets and sells an extensive array of cosmetics, women’s hair color, beauty tools, anti-perspirants/deodorants, fragrances, skincare and other beauty care products. The Company’s vision is glamour, excitement and innovation through high-quality products at affordable prices and we are one of the world’s leading cosmetics companies in the mass retail channel (defined as large mass volume retailers and chain drug and food stores). We believe that our global brand name recognition, product quality and marketing experience have enabled us to create one of the strongest consumer brand franchises in the world. Our products are sold worldwide and are marketed under such brand names as Revlon, including the Revlon ColorStay, Revlon Super Lustrous and Revlon Age Defying franchises, as well as the Almay brand, including the Almay Intense i-Color and Almay Smart Shade franchises, in cosmetics; Revlon ColorSilk in women’s hair color; Revlon in beauty tools; Mitchum anti-perspirants/deodorants; Charlie and Jean Naté in fragrances; and Ultima II and Gatineau in skincare.
          The Company was founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 75 years ago. Today, we have leading market positions in a number of our principal product categories in the U.S. mass retail channel, including color cosmetics (face, lip, eye and nail categories), women’s hair color, beauty tools and anti-perspirants/deodorants. We also have leading market positions in several product categories in certain foreign countries, including Australia, Canada and South Africa.
* * *
          Our principal executive office is located at 237 Park Avenue, New York, NY 10017. Our telephone number is (212) 527-4000.

RISK FACTORS
          You should carefully consider the specific risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. See “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION
          Revlon files and furnishes annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information that we file or furnish with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room in Washington, D.C. and other locations. Our SEC filings are also available to the public on the SEC’s website (www.sec.gov).
          The SEC allows us to “incorporate by reference” the information that we file with it into this prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement. All documents filed (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement, whether before or after it is declared effective, and prior to the termination of the offering of the securities will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.
          Revlon incorporates by reference into this prospectus the following documents (other than information in those documents deemed to have been furnished and not filed in accordance with SEC rules):
•	Annual Report on Form 10-K of Revlon for the year ended December 31, 2009, filed with the SEC on February 25, 2010;

•	Quarterly Reports on Form 10-Q of Revlon for the quarter ended March 31, 2010, filed with the SEC on April 29, 2010, and for the quarter ended June 30, 2010, filed with the SEC on July 29, 2010;

•	Current Reports on Form 8-K of Revlon filed with the SEC on January 8, 2010, February 25, 2010, March 5, 2010, March 11, 2010, March 16, 2010, June 4, 2010 and August 24, 2010;

•	Portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2010 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	The section captioned “Description of Capital Stock” in Amendment No. 4 to Revlon’s Registration Statement on Form S-1 (File No. 33-99558), filed with the SEC on February 26, 1996, as incorporated by reference into Revlon’s Registration Statement on Form 8-A/A-1 (File No. 33-99558), filed on February 28, 1996.
          We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Revlon, Inc., 237 Park Avenue, New York, NY 10017, (212) 527-4000, Attention: Investor Relations.

FORWARD-LOOKING STATEMENTS
          This prospectus, any accompanying prospectus supplements and the documents incorporated by reference contain forward-looking statements that involve risks and uncertainties, which are based on the beliefs, expectations, estimates, projections, assumptions, forecasts, plans, anticipations, targets, outlooks, initiatives, visions, objectives, strategies, opportunities, drivers, focus and intents of our management. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While we believe that our estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our results. Our actual results may differ materially from those discussed in such forward-looking statements.
          Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language such as “estimates,” “objectives,” “visions,” “projects,” “assumptions,” “forecasts,” “focus,” “drive towards,” “plans,” “targets,” “strategies,” “opportunities,” “drivers,” “believes,” “intends,” “outlooks,” “initiatives,” “expects,” “scheduled to,” “anticipates,” “seeks,” “may,” “will” or “should” or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategies, targets, long-range plans, models or intentions. Forward-looking statements speak only as of the date they are made, and except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
          Any of the shares of Class A common stock offered hereby may be sold by the Secured Parties, in the event they foreclose on the shares, as described under “Selling Stockholders” on page 6. We will not receive any proceeds from any sale of the shares by the Secured Parties.

SELLING STOCKHOLDERS
          MacAndrews & Forbes beneficially owns, directly and indirectly, 37,544,640 shares of our Class A common stock, par value $0.01 per share. NDX, a wholly-owned subsidiary of MacAndrews & Forbes, may pledge up to 12,192,398 of these shares to Natixis, New York Branch as collateral agent for itself and other secured creditors to secure the obligations of NDX in connection with certain loans, which loans are unrelated to MacAndrews & Forbes’ investment in us. MacAndrews & Forbes has requested we register the pledged shares to fulfill its obligation under the loans.
          MacAndrews & Forbes may also from time to time pledge shares of Class A common stock to secured creditors to secure obligations in connection with future loans.
          This prospectus and the registration statement of which it forms a part is not intended to be used, nor may it be used, by MacAndrews & Forbes to sell any shares. This prospectus and the registration statement of which it forms a part is solely for use by the Secured Parties and may only be used by the Secured Parties in the event they foreclose on the pledged shares. The Secured Parties include any lenders that may become party to the loans from time to time.
          At June 30, 2010, MacAndrews & Forbes, which is wholly-owned by Ronald O. Perelman, beneficially owned (i) 37,544,640 shares of Class A common stock, (ii) all of the outstanding 3,125,000 shares of Class B common stock of Revlon and (iii) none of the outstanding Series A preferred stock of Revlon.
          The shares of our Class A common stock covered by this prospectus were originally purchased by MacAndrews & Forbes in connection with our January 2007 $100 million rights offering of Class A common stock (including the related private placement to MacAndrews & Forbes) or were received by MacAndrews & Forbes pursuant to the Contribution and Stockholder Agreement, dated as of August 9, 2009 (as amended on September 23, 2009) in connection with our October 2009 exchange offer. Although the 12,192,398 shares covered by this prospectus were originally issued to certain affiliates of MacAndrews & Forbes, they have been or will be subsequently re-registered in the name of NDX or another subsidiary or affiliate of MacAndrews & Forbes.
          All information in this prospectus regarding MacAndrews & Forbes, NDX, the Secured Parties and the related loans has been provided to us by MacAndrews & Forbes for use herein. The agreements governing NDX’s loans provide that NDX will indemnify the applicable Secured Parties against any and all reasonable costs and expenses incurred by them in connection with the transactions contemplated thereunder, including in connection with any sale of the pledged shares.
          In the event the Secured Parties foreclose on all 12,192,398 pledged shares covered by this prospectus and assuming all such shares are sold, based on ownership information as of June 30, 2010, MacAndrews & Forbes would then beneficially own, directly and indirectly, 25,352,242 shares of our outstanding Class A common stock representing at such date approximately (i) 52% of our outstanding Class A common stock, (ii) 55% of our total outstanding common stock, (iii) 71% of the combined voting power of our outstanding common stock and (iv) 63% of the combined voting power of our outstanding shares of common stock and preferred stock.

REGISTRATION RIGHTS AGREEMENT
          Prior to the consummation of Revlon’s initial public equity offering in February 1996, Revlon and Revlon Worldwide Corporation (which subsequently merged into REV Holdings Inc.), the then direct parent of Revlon, entered into a registration rights agreement (the “Registration Rights Agreement”), and in February 2003, MacAndrews & Forbes executed a joinder agreement to the Registration Rights Agreement, pursuant to which REV Holdings, MacAndrews & Forbes and certain transferees of Revlon’s common stock held by REV Holdings (the “Holders”) had the right to require Revlon to register under the Securities Act all or part of the Class A common stock owned by such Holders, including, without limitation, shares of Class A common stock purchased by MacAndrews & Forbes in connection with the $50.0 million equity rights offering consummated by Revlon in 2003 and shares of Class A common stock issuable upon conversion of Revlon’s Class B common stock owned by such Holders (a “Demand Registration”). In connection with the closing of a debt-for-equity exchange transaction in March 2004 and pursuant to a certain 2004 Investment Agreement, MacAndrews & Forbes executed a joinder agreement that provided that MacAndrews & Forbes would also be a Holder under the Registration Rights Agreement and that all shares acquired by MacAndrews & Forbes pursuant to the 2004 Investment Agreement are deemed to be registrable securities under the Registration Rights Agreement. This included all of the shares of Class A common stock acquired by MacAndrews & Forbes in connection with Revlon’s $110 million rights offering of shares of its Class A common stock and related private placement to MacAndrews & Forbes, which was consummated in March 2006, and Revlon’s $100 million rights offering of shares of its Class A common stock and related private placement to MacAndrews & Forbes, which was consummated in January 2007.
          Revlon may postpone giving effect to a Demand Registration for a period of up to 30 days if Revlon believes such registration might have a material adverse effect on any plan or proposal by Revlon with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or if Revlon is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Revlon. In addition, the Holders have the right to participate in registrations by Revlon of its Class A common stock (a “Piggyback Registration”). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. Revlon will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Class A common stock sold by such Holders.

DESCRIPTION OF CAPITAL STOCK
          Revlon is currently authorized to issue 900,000,000 shares of Revlon Class A common stock, par value $0.01 per share, 200,000,000 shares of its Class B common stock, or Revlon Class B common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, with 10,000,000 shares of the authorized preferred stock designated as Series A preferred stock. Except as expressly set forth in Revlon’s restated certificate of incorporation as summarized below, the rights of the holders of Revlon Class A common stock and holders of Revlon Class B common stock are in all respects identical. As summarized below, holders of the series A preferred stock are entitled to certain rights set forth in Revlon’s restated certificate of incorporation and certificate of designation. As of June 30, 2010, Revlon had outstanding 48,769,593 shares of Revlon Class A common stock, 3,125,000 shares of Revlon Class B common stock, all of which are currently owned by MacAndrews & Forbes, and 9,336,905 shares of Series A preferred stock.
          The following summary description of Revlon’s capital stock is based on its certificate of incorporation, by-laws and certificate of designation of Series A preferred stock in effect as of the date of this prospectus and the applicable provisions of the Delaware General Corporation Law, or the DGCL. For more information on how you can obtain copies of Revlon’s certificate of incorporation, Revlon’s by-laws and Revlon’s certificate of designation of Series A preferred stock, see “Where You Can Find More Information” on page 3. We urge you to read Revlon’s certificate of incorporation, by-laws, certificate of designation of Series A preferred stock and any applicable prospectus supplement in their entirety.
Revlon Class A common stock and Revlon Class B common stock
          Each share of Revlon Class A common stock entitles the holder to one vote and each share of Revlon Class B common stock entitles the holder to ten votes at each annual or special meeting of Revlon’s stockholders, in the case of any written consent of stockholders and for all other purposes on all matters being voted on by Revlon’s stockholders. The holders of Revlon Class A common stock and Revlon Class B common stock vote as a single class on all matters submitted to a vote of Revlon’s stockholders, except as otherwise provided by law. Neither the holders of Revlon Class A common stock nor the holders of Revlon Class B common stock have cumulative voting rights, preemptive rights or subscription rights.
          The holders of Revlon Class A common stock and Revlon Class B common stock are entitled to receive dividends and other distributions as may be declared by Revlon’s board of directors out of assets or funds legally available for that purpose, subject to the rights of the holders of any series of preferred stock, and any other provision of Revlon’s certificate of incorporation. Revlon’s certificate of incorporation provides that if at any time a dividend or other distribution in cash or other property is paid on Revlon Class A common stock or Revlon Class B common stock, a like dividend or other distribution in cash or other property will also be paid on the Revlon Class B common stock or Revlon Class A common stock, as the case may be, in an equal amount per share.
          Revlon’s certificate of incorporation provides that if shares of Revlon Class A common stock are paid on Revlon Class A common stock and shares of Revlon Class B common stock are paid on Revlon Class B common stock in an equal amount per share of Revlon Class A common stock and Revlon Class B common stock, such payment will be deemed to be a like dividend or other distribution. Revlon, as a holding company, is dependent on the earnings and cash flow of, and dividends and distributions from, Products Corporation to pay its expenses and to pay any cash dividend or distribution on Revlon Class A common stock that may be authorized by its board of directors.
          The terms of Products Corporation’s bank credit agreements, Senior Subordinated Term Loan Agreement, dated January 30, 2008, between MacAndrews & Forbes and Products Corporation (as amended, the “Senior Subordinated Term Loan Agreement”) and the indenture governing Products Corporation’s 9 3/4% Senior Secured Notes due 2015 (the “Senior Secured Notes Indenture”) currently restrict Products Corporation from paying dividends or making distributions to Revlon, except in limited circumstances as described under “Dividend Policy.” In the case of any split, subdivision, combination or reclassification of Revlon Class A common stock or Revlon Class B common stock, the shares of Revlon Class B common stock or Revlon Class A common stock, as the case may be, will also be split, subdivided, combined or reclassified so that the number of shares of Revlon Class A common stock and Revlon Class B common stock outstanding immediately following such split, subdivision, combination or reclassification will bear the same relationship to each other as that which existed immediately prior to the split, subdivision, combination or reclassification.
          In the event of Revlon’s liquidation, dissolution or winding up, the holders of Revlon Class A common stock and the holders of Revlon Class B common stock will be entitled to receive assets and funds available for distribution after payments to creditors and to the holders of any preferred stock that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.
          In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, in each case with a third party that is not an affiliate of Revlon, in which any consideration is to be received by the holders of Revlon Class A common stock or the holders of Revlon Class B common stock, the holders of Revlon Class A common stock and the holders of Revlon Class B common stock will receive the same consideration on a per share basis. However, if such consideration consists of any voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Revlon Class B common stock may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of Revlon Class A common stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities to be received by the holders of Revlon Class A common stock may be converted or exchanged).
          Revlon’s certificate of incorporation provides that no person holding record or beneficial ownership of shares of Revlon Class B common stock, each referred to in this prospectus as a Class B Holder, which Class B Holder is currently MacAndrews & Forbes, may transfer, and Revlon will not register the transfer of, such shares of Revlon Class B common stock, except to a permitted transferee of such Class B Holder. A permitted transferee of, for example, a stockholder that is a corporation, is defined to include, among other things, a corporation, limited liability company or partnership controlled by such Class B Holder and other specified affiliates of a Class B Holder. In certain circumstances set forth in Revlon’s certificate of incorporation, changes in ownership or control of a Class B Holder will also result in the conversion of such holder’s Revlon Class B common stock into Revlon Class A common stock. Revlon’s certificate of incorporation also provides that Revlon will not register the transfer of any shares of Revlon Class B common stock unless the transferee and the transferor of such Revlon Class B common stock have furnished such affidavits and other proof as Revlon reasonably may request to establish that the proposed transferee is a permitted transferee. In addition, upon any purported transfer of shares of Revlon Class B common stock not permitted under Revlon’s certificate of incorporation, all shares of Revlon Class B common stock purported to be transferred will be deemed to be converted into shares of Revlon Class A common stock, and stock certificates formerly representing such shares of Revlon Class B common stock will from that time be deemed to represent the number of shares of Revlon Class A common stock as equals the number of shares of Revlon Class A common stock into which such shares of Revlon Class B common stock could be converted pursuant to Revlon’s certificate of incorporation.
          In the event that the aggregate number of shares of Revlon Class B common stock and Revlon Class A common stock held by the Class B Holders and their permitted transferees issued and outstanding at any time shall constitute less than ten percent of the total combined number of shares of Revlon Class A common stock and Revlon Class B common stock issued and outstanding at such time, then, without further action on the part of the Class B Holder or Revlon, all shares of Revlon Class B common stock then issued and outstanding will be deemed to be converted into shares of Revlon Class A common stock, and stock certificates formerly representing such shares of Revlon Class B common stock will from that time be deemed to represent such number of shares of Revlon Class A common stock as equals the number of shares of Revlon Class A common stock into which such shares of Revlon Class B common stock could be converted pursuant to Revlon’s certificate of incorporation. In addition, each share of Revlon Class B common stock shall be convertible, at the option of its record holder, into one validly issued, fully paid and non-assessable share of Revlon Class A common stock at any time.
          Any future issuance of additional authorized shares of Revlon Class A common stock may, among other things, dilute the earnings per share of the Revlon Class A common stock and the equity and voting rights of those stockholders holding Revlon Class A common stock at the time the additional shares are issued.

          The transfer agent and registrar for Revlon Class A common stock is American Stock Transfer & Trust Company. Revlon Class A common stock is traded on the New York Stock Exchange under the symbol “REV.”
Revlon Series A preferred stock
          The Series A preferred stock ranks senior to the Class A common stock and Class B common stock with respect to dividend distributions and distributions upon any liquidation, winding up or dissolution of the Company. The Company may authorize, create and issue additional shares of preferred stock that may rank junior to, on parity with or senior to the Series A preferred stock with respect to dividend distributions and distributions upon liquidation, winding up or dissolution without the consent of the holders of the Series A preferred stock.
          Holders of Series A preferred stock are entitled to receive, out of legally available funds, cumulative preferential dividends accruing at a rate of 12.75% of the liquidation preference (as described herein) annually, payable quarterly in cash.
          Holders of Series A preferred stock are also entitled to receive upon a change of control (as defined below) transaction within three years of the consummation of the October 2009 exchange offer, a pro rata portion of the equity value received in such transaction, capped at an amount that would provide aggregate cash payments of $12.00 per share over the term of the Series A preferred stock. If the equity value received in the change of control transaction is greater than or equal to $12.00 per share, then each holder of preferred stock will be entitled to receive an amount equal to $12.00 minus the liquidation preference minus any paid and/or accrued and unpaid dividends on the Series A preferred stock. If the per share equity value received in the change of control transaction is less than $12.00, then each holder of preferred stock will be entitled to receive an amount equal to such per share equity value minus the liquidation preference minus any paid and/or accrued and unpaid dividends on the Series A preferred stock. If the per share equity value received in the change of control transaction does not exceed the liquidation preference plus any paid and/or accrued and unpaid dividends, then each holder of the Series A preferred stock will not be entitled to an additional payment upon any such change of control transaction.
          In the event that the Company fails to pay any required dividends on our Series A preferred stock, the amount of such unpaid dividends will be added to the amount payable to holders of our Series A preferred stock upon redemption. In addition, during any period when the Company has failed to pay a dividend and until all unpaid dividends have been paid in full, the Company will be prohibited from paying dividends or distributions on any shares of stock that rank junior to the Series A preferred stock (including our common stock), other than dividends or distributions payable in shares of stock that rank junior to the Series A preferred stock.
          “Change of control” is defined to mean any person, other than one or more Permitted Holders (as defined below), becoming the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of Revlon; provided, however, that the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors (for the purposes of this definition, such other person will be deemed to beneficially own any voting stock of a specified corporation held by a parent corporation, if such other person beneficially owns, directly or indirectly, more than 50% of the voting power of the voting stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation). “Permitted Holders” is defined to mean Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, “heirs”)), any person controlled, directly or indirectly, by Ronald O. Perelman or his heirs and any of his affiliates.
          Holders of Series A preferred stock are entitled to one vote per share of Series A preferred stock, voting together with the Class A common stock and the Class B common stock as a single class, including, without limitation, as to votes on the election of directors. Holders of Series A preferred stock are entitled to vote on all matters submitted to a vote of the stockholders of the Company, except that holders of Series A preferred stock are not entitled to vote on any merger, combination or similar transaction in which the holders of the Series A preferred stock either retain their shares of Series A preferred stock or receive shares of preferred stock in the surviving corporation of such merger with terms identical to, or no less favorable in the aggregate to the holders of the Series A preferred stock than, the terms of the Series A preferred stock so long as, in any such case, the surviving or resulting corporation of any such merger, combination or similar transaction is not materially less creditworthy than the Company was immediately prior to the consummation of such transaction.
          Holders of Series A preferred stock are entitled to a liquidation preference of $5.21 per share in the event of any liquidation, dissolution or winding up of the Company, plus an amount equal to the accumulated and unpaid dividends thereon. If the assets are not sufficient to pay the full liquidation price to both the holders of Series A preferred stock and holders of stock that rank on parity with the Series A preferred stock with respect to distributions and distributions upon liquidation, winding up or dissolution, the holders of both Series A preferred stock and such parity stock will share ratably in the distribution of assets.
          The shares of Series A preferred stock do not have preemptive rights.
          To the extent Revlon has lawfully available funds to effect such redemption, the Company is required to redeem the Series A preferred stock on the earlier of (i) the fourth anniversary of the issuance date, and (ii) the consummation of a change of control transaction. The Company does not have the right to redeem any shares of Series A preferred stock at its option. Each share of Series A preferred stock currently outstanding was issued on October 8, 2009.
          So long as shares of the Series A preferred stock remain outstanding, if Revlon issues any shares of common stock or preferred stock to MacAndrews & Forbes or any of its affiliates at a price per share that is lower than the then-current fair market value on the date of such issuance, then an appropriate adjustment to the amount payable to the holders of Series A preferred stock upon a change of control transaction within three years of the consummation of the October 2009 exchange offer will be made to reflect the aggregate difference between the issuance price per share and such then-current fair market value. However, no adjustment will be made as a result of (i) any securities offerings by Revlon (including, any rights offering), in which the same security is offered to all holders of the applicable class of securities or series of stock on a pro rata basis, (ii) the declaration or payment of any dividends or distributions to the holders of all of then-outstanding classes of equity securities of Revlon on a pro rata basis, (iii) any issuance by reclassification of securities of Revlon, (iv) the issuance of any securities of Revlon (including upon the exercise of options or rights) or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or practice of or assumed by Revlon or any of its subsidiaries or as full or partial consideration in connection with any acquisition by Revlon or its subsidiaries, or (v) the issuance of any securities of Revlon pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date of initial issuance of the Series A preferred stock. The form of the adjustment will be determined in good faith by a majority of the independent members of Revlon’s board of directors, and will be binding and conclusive on all holders of the Series A preferred stock.
Section 203 of the DGCL
          Section 203 of the DGCL provides, in general, that a stockholder acquiring more than 15% of the voting power of a corporation subject to the statute (referred to in this prospectus as an Interested Stockholder) but less than 85% of the voting power of such corporation may not engage in certain business combinations (as defined in Section 203 of the DGCL) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the business combination is approved by the corporation’s board of directors and authorized by a vote of at least 66⅔% of the voting power of the corporation not owned by the Interested Stockholder. Revlon’s certificate of incorporation contains a provision electing not to be governed by Section 203 of the DGCL.

DIVIDEND POLICY
          In the past, we have not declared or paid cash dividends on our Class A common stock (or our Class B common stock) and we do not intend to pay cash dividends on our Class A common stock or Class B common stock in the foreseeable future. We intend to retain any future earnings for funding our growth and meeting our obligations.
          We are a holding company with no business operations of our own. Our only material asset is all of the outstanding capital stock of Products Corporation, our wholly-owned operating subsidiary. We are dependent on the earnings and cash flow of, and dividends and distributions from, Products Corporation to pay our expenses incidental to being a public holding company. Products Corporation may not generate sufficient cash flow to pay dividends or distribute funds to us because, for example, Products Corporation may not generate sufficient cash flow or net income or state laws may restrict or prohibit Products Corporation from issuing dividends or making distributions unless Products Corporation has sufficient surplus or net profits, which Products Corporation may not have. Further, the terms of Products Corporation’s bank credit agreements, the Senior Subordinated Term Loan Agreement and the Senior Secured Notes Indenture generally restrict Products Corporation from paying dividends or making distributions to us, except that Products Corporation is permitted to pay dividends and make distributions to us to enable us to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal, accounting and insurance fees, regulatory fees, such as SEC filing fees, NYSE listing fees and other expenses related to being a public holding company and, subject to certain limitations, to pay dividends, if any, on our outstanding securities or make distributions in certain circumstances to finance our purchase of our Class A common stock in connection with the delivery of such Class A common stock to grantees under the Third Amended and Restated Revlon, Inc. Stock Plan. This limitation therefore restricts our ability to pay dividends on our Class A common stock.

PLAN OF DISTRIBUTION
          MacAndrews & Forbes beneficially owns, directly and indirectly, 37,544,640 shares of our Class A common stock, par value $0.01 per share. NDX has pledged up to 12,192,398 of these shares to secure loans, which loans are unrelated to MacAndrews & Forbes’ investment in us. MacAndrews & Forbes has requested we register the pledged shares to fulfill its obligation under the loans.
          This prospectus and the registration statement of which it forms a part is not intended to be used, nor may it be used, by MacAndrews & Forbes to sell any shares. This prospectus and the registration statement of which it forms a part is solely for use by the Secured Parties and may only be used by the Secured Parties in the event they foreclose on the pledged shares.
          We are registering the 12,192,398 shares of Class A common stock covered by this prospectus pursuant to a written request from MacAndrews & Forbes in accordance with the Registration Rights Agreement. As requested by MacAndrews & Forbes, the shares are being registered on behalf of Natixis, New York Branch and the other Secured Parties for sale from time to time at currently indeterminate prices, but only in the event the Secured Parties foreclose on such shares, as described in “Selling Stockholders.” All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by MacAndrews & Forbes.
          In the event the Secured Parties foreclose on the shares covered by this prospectus, the Secured Parties may sell the shares in one or more of the following ways from time to time:
•	to or through underwriters or dealers for resale to the purchasers;

•	directly to purchasers;

•	through agents or dealers to the purchasers; or

•	through a combination of any of these methods of sale.
          Any offer and sale of the shares by the Secured Parties, any underwriters or other third parties described above may be effected from time to time in one or more transactions, including, without limitation, privately negotiated transactions, either:
•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to prevailing market prices at the time of sale; or

•	at negotiated prices.
          Offerings of the shares covered by this prospectus may also be made into the existing trading market for our Class A common stock in transactions at other than a fixed price, either:
•	on or through the facilities of the New York Stock Exchange or any other securities exchange or quotation or trading service on which our Class A common stock may be listed, quoted or traded at the time of sale; and/or

•	to or through a market maker otherwise than on the New York Stock Exchange or such other securities exchanges or quotation or trading services.
Such at-the-market offerings, if any, will be conducted by underwriters acting as principals or agents for the Secured Parties.

          In addition, the Secured Parties may sell some or all of the shares through:
•	purchases by a dealer, as principal, who may then resell those shares to the public for its account at varying prices determined by the dealer at the time of resale or at a fixed price agreed to with the Secured Parties at the time of sale;

•	block trades in which a dealer may attempt to sell as agent for the Secured Parties, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; and/or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.
Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act, of the shares so offered and sold.
          Any offers to purchase the shares covered by this prospectus may be solicited, and any sales of the shares may be made, directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the shares.
          The Secured Parties may sell the shares through agents from time to time. We generally expect that any agent will be acting on a best efforts basis for the period of its appointment.
          The Secured Parties may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the shares from the Secured Parties at a public offering price that may be set forth in an applicable prospectus supplement, if any, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts are expected to be subject only to certain conditions that may be set forth in any applicable prospectus supplement.
          At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering. Any applicable prospectus supplement will include, to the extent applicable:
•	the terms of the offering;

•	the name or names of any underwriters, dealers or agents and the amount of shares underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the shares and an estimate of the proceeds to be received by the Secured Parties from any such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the anticipated delivery date of the shares covered by this prospectus, including any delayed delivery arrangements, including any commissions the Secured Parties may pay for solicitation of any such delayed delivery contracts;

•	that the shares are being solicited and offered directly to institutional investors or others; and

•	any discounts or concessions to be allowed or reallowed or to be paid to agents or dealers.
          If underwriters are used in any sale by the Secured Parties of any of the shares covered by this prospectus, the shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise stated in any prospectus supplement, the obligations of the underwriters to purchase any shares will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such shares, if any are purchased.

          Underwriters, dealers and agents may at the time of any sale by the Secured Parties of the shares covered by this prospectus be entitled under agreements, if any, entered into with the Secured Parties and us to indemnification by the Lender selling stockholders and us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers and agents may be required to make. Underwriters, dealers and agents engaged by the Secured Parties may be customers of, engage in transactions with, or perform services in the ordinary course of business for the Secured Parties and/or their affiliates or us and/or our affiliates.
          Our Revlon Class A common stock is listed on the New York Stock Exchange. However, no assurance can be given as to the continued listing, continued trading, liquidity or activity of trading in the shares offered by the Secured Parties pursuant to this prospectus, if any.
          Any underwriters to whom shares covered by this prospectus are sold by the Secured Parties for public offering and sale, if any, may make a market in the shares, but we expect that such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.
          In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer from the Secured Parties will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS
          Unless otherwise specified in any prospectus supplement accompanying this prospectus, if any, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will provide opinions regarding the authorization and validity of the Class A common stock covered by this prospectus. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, MacAndrews & Forbes and certain of its affiliates (including us) in connection with certain legal matters. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, engaged by the Secured Parties, that counsel will be named in any applicable prospectus supplement.
EXPERTS
          The consolidated financial statements of Revlon, Inc. and subsidiaries, as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
          The following table sets forth the estimated expenses (all of which will be borne by MacAndrews & Forbes pursuant to the Registration Rights Agreement) incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions (if any), which will also be paid by MacAndrews & Forbes but which are not required to be listed below. All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$9,462.53
Printing and distributing	20,000.00
Legal fees and expenses	30,000.00
Accounting fees and expenses	15,000.00

Total	$74,462.53

Item 15. Indemnification of Directors and Officers
          Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, such person is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. A corporation may pay expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

          Article X of the by-laws of the registrant, a copy of which is filed as an exhibit to this Registration Statement, provides for indemnification of the officers and directors of the registrant to the fullest extent permitted by applicable law.
          Section 8 of Article X of the by-laws allows the registrant to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the registrant or such person who serves or served as a director, officer, employee or agent, of another corporation, partnership or other enterprise at the request of the registrant. The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
          Section 11 of Article X of the by-laws provides that except for proceedings to enforce rights to indemnification, the registrant shall not be obligated to indemnify any of its directors or officers in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the registrant.
          Pursuant to Section 102(b)(7) of the DGCL, Article Fifth (4) of the registrant’s certificate of incorporation, a copy of which is filed as an exhibit to this Registration Statement, provides that no director of the registrant shall be personally liable to the registrant or any of its stockholders for monetary damages for breach of such director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the registrant shall not adversely affect any right or protection of a director of the registrant existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
Item 16. Exhibits and Financial Statement Schedules.
          (a) Exhibits
          The exhibits to this Registration Statement are listed on the Exhibit Index on page II-6 hereof, which is incorporated by reference in this Item 16.
          (b) Financial Statement Schedules:
          All schedules for which provision is made in the SEC’s applicable accounting regulations have been omitted because they are not required, amounts which would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in this Registration Statement.
Item 17. Undertakings.
          The undersigned registrant hereby undertakes:
          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the Registration Statement; and
          Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
Provided further, however, that paragraphs 1(i) and (1)(ii) do not apply if this Registration Statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          4. That, for the purpose of determining liability under the Securities Act to any purchaser:
          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement;
          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to the purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; and

          (iii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
          5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation or by-laws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, Revlon, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on September 3, 2010.
REVLON, INC.
(Registrant)

By:	By:	By:
/s/ Alan T. Ennis	/s/ Steven Berns	/s/ Gina M. Mastantuono

Alan T. Ennis	Steven Berns	Gina M. Mastantuono
President, Chief Executive	Executive Vice President	Senior Vice President,
Officer, and Director	and Chief Financial Officer	Corporate Controller and
Chief Accounting Officer
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on September 3, 2010.

Signature	Title

*	Chairman of the Board and Director

(Ronald O. Perelman)

*	Vice Chairman of the Board and Director

(David L. Kennedy)

*	President, Chief Executive Officer and Director

(Alan T. Ennis)

*	Director

(Alan S. Bernikow)

*	Director

(Paul J. Bohan)

*	Director

(Meyer Feldberg)

*	Director

(Debra L. Lee)

*	Director

(Tamara Mellon)

*	Director

(Richard J. Santagati)

*	Director

(Barry F. Schwartz)

*	Director

(Kathi P. Seifert)

*	Robert K. Kretzman, by signing his name hereto, does hereby sign this Registration Statement on behalf of the directors of the registrant above whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the SEC.

By:	/s/ Robert K. Kretzman
Robert K. Kretzman
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Documents

3.1	Restated Certificate of Incorporation of Revlon, Inc., dated October 29, 2009 (incorporated by reference to Exhibit 3.1 to Revlon, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC on October 29, 2009)

3.2	Amended and Restated By-Laws of Revlon, Inc., dated as of December 10, 2007 (incorporated by reference to Exhibit 3.1 of Revlon, Inc.’s Current Report on Form 8-K filed with the SEC on December 10, 2007)

3.3	Certificate of Designation of Series A Preferred Stock of Revlon, Inc. (incorporated by reference to Exhibit (d)(9) to Amendment No. 8 of Revlon, Inc.’s Schedule TO/Schedule 13E-3 filed with the SEC on October 8, 2009)

4.1	Second Amended and Restated Term Loan Agreement dated as of March 11, 2010 (the “2010 Term Loan Agreement”), among Revlon Consumer Products Corporation (“Products Corporation”) as borrower, the lenders party thereto, Citicorp USA, Inc. (“CUSA”) as administrative agent and collateral agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as co-syndication agents, Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Natixis, New York Branch (“Natixis”) as co-documentation agents, Citigroup Global Markets Inc. (“CGMI”), J.P. Morgan Securities Inc. (“JPM Securities”), Banc of America Securities LLC (“BAS”) and Credit Suisse as joint lead arrangers, and CGMI, JPM Securities, BAS, Credit Suisse and Natixis as joint bookrunners (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Products Corporation filed with the SEC on March 16, 2010 (the “Products Corporation March 16, 2010 Form 8-K”)

4.2	Second Amended and Restated Revolving Credit Agreement dated as of March 11, 2010 (the “2010 Revolving Credit Agreement” and together with the 2010 Term Loan Agreement, the “2010 Credit Agreements”), among Products Corporation as borrower, certain subsidiaries of Products Corporation from time to time party thereto as local borrowing subsidiaries, the lenders party thereto, CUSA as administrative agent and collateral agent, CGMI and Wells Fargo Capital Finance, LLC (“Wells Fargo”) as joint lead arrangers, and CGMI, Wells Fargo, BAS, JPM Securities and Credit Suisse as joint bookrunners (incorporated by reference to Exhibit 4.2 to the Products Corporation March 16, 2010 Form 8-K)

4.3	Third Amended and Restated Pledge and Security Agreement dated as of March 11, 2010 among Revlon, Inc., Products Corporation and certain domestic subsidiaries of Products Corporation in favor of CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.3 to the Products Corporation March 16, 2010 Form 8-K)

4.4	Third Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of March 11, 2010, among CUSA, as administrative agent for the lenders under the 2010 Credit Agreements, U.S. Bank National Association, as trustee for certain noteholders, CUSA, as collateral agent for the secured parties, Revlon, Inc., Products Corporation and certain domestic subsidiaries of Products Corporation (incorporated by reference to Exhibit 4.4 to the Products Corporation March 16, 2010 Form 8-K)

4.5	Amended and Restated Guaranty, dated as of March 11, 2010, by and among Revlon, Inc., Products Corporation and certain domestic subsidiaries of Products Corporation, in favor of CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.5 to the Products Corporation March 16, 2010 Form 8-K)

4.6	Schedule of Borrowers; Denomination Currencies; Currency Sublimits; Maximum Sublimits; and Local Fronting Lenders under the 2010 Revolving Credit Agreement (incorporated by reference to Exhibit 4.6 to the Products Corporation March 16, 2010 Form 8-K)

Exhibit Number	Description of Documents

4.7	Form of Revolving Credit Note under the 2010 Revolving Credit Agreement (incorporated by reference to Exhibit 4.7 to the Products Corporation March 16, 2010 Form 8-K)

4.8	Third Amended and Restated Copyright Security Agreement, dated as of March 11, 2010, among Products Corporation and CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.8 to the Products Corporation March 16, 2010 Form 8-K)

4.9	Third Amended and Restated Copyright Security Agreement, dated as of March 11, 2010, among Almay, Inc. and CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.9 to the Products Corporation March 16, 2010 Form 8-K)

4.10	Third Amended and Restated Patent Security Agreement, dated as of March 11, 2010, among Products Corporation and CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.10 to the Products Corporation March 16, 2010 Form 8-K).

4.11	Third Amended and Restated Trademark Security Agreement, dated as of March 11, 2010, among Products Corporation and CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.11 to the Products Corporation March 16, 2010 Form 8-K)

4.12	Third Amended and Restated Trademark Security Agreement, dated as of March 11, 2010, among Charles Revson Inc. and CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.12 to the Products Corporation March 16, 2010 Form 8-K)

4.13	Form of Term Loan Note under the 2010 Term Loan Agreement (incorporated by reference to Exhibit 4.13 to the Products Corporation March 16, 2010 Form 8-K)

4.14	Amended and Restated Term Loan Guaranty, dated as of March 11, 2010, by Revlon, Inc., Products Corporation and certain domestic subsidiaries of Products Corporation in favor of CUSA, as collateral agent for the secured parties (incorporated by reference to Exhibit 4.14 to the Products Corporation March 16, 2010 Form 8-K)

4.15	Indenture, dated as of November 23, 2009, between Products Corporation and U.S. Bank National Association, as trustee, relating to Products Corporation’s 93/4% Senior Secured Notes due November 15, 2015 (incorporated by reference to Exhibit 4.22 to the Products Corporation 2009 Form 10-K)

4.16	Deed of Trust, Assignment of Rents and Leases Security Agreement and Fixture Filing dated as of November 23, 2009, made by Products Corporation to First American Title Insurance Company, as trustee for the benefit of CUSA, as collateral agent for the Noteholder Secured Parties (Oxford, North Carolina) (incorporated by reference to Exhibit 4.23 to the Products Corporation 2009 Form 10-K)

4.17	Registration Rights Agreement, dated as of November 23, 2009, by and among Products Corporation, Revlon, Inc., certain domestic subsidiaries of Products Corporation and CGMI, BAS, Credit Suisse and JPM Securities as representatives of the several initial purchasers (incorporated by reference to Exhibit 4.24 to the Products Corporation 2009 Form 10-K)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

23.1	Consent of KPMG LLP*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney of Ronald O. Perelman*

24.2	Power of Attorney of David L. Kennedy*

Exhibit Number	Description of Documents

24.3	Power of Attorney of Alan T. Ennis*

24.4	Power of Attorney of Alan S. Bernikow*

24.5	Power of Attorney of Paul J. Bohan*

24.6	Power of Attorney of Meyer Feldberg*

24.7	Power of Attorney of Debra L. Lee*

24.8	Power of Attorney of Tamara Mellon*

24.9	Power of Attorney of Richard J. Santagati*

24.10	Power of Attorney of Barry F. Schwartz*

24.11	Power of Attorney of Kathi P. Seifert*

*	Filed herewith.